Exhibit 99.1

FOR IMMEDIATE RELEASE

PLEASE CONTACT:

Chad L. Stephens

405.948.1560

Website: www.phxmin.com

PHX MINERALS INC. ANNOUNCES NEW DIRECTOR

OKLAHOMA CITY, March 17, 2022 – PHX MINERALS INC., the “Company” or “PHX” (NYSE: PHX), today announced that Steve Packebush was appointed to the Company’s Board of Directors effective April 1, 2022.  Mr. Packebush’s appointment fills the vacancy created by the retirement of Christopher T. Fraser, which was effective March 2, 2022.

“Our Board and management team are delighted that Mr. Packebush has agreed to join our Board of Directors. His accomplished and diverse background will enable him to provide critical and valuable counsel to our management team.  We believe his addition to our Board will provide a fresh perspective, and we look forward to working with our new colleague to continue creating value for our shareholders,” said Mark Behrman, PHX’s Chairman.

Mr. Packebush is a founder and partner in Elevar Partners, LLC, a company providing advisory services and capital solutions for companies in the agriculture and energy markets. Prior to Elevar Partners, Mr. Packebush worked at Koch Industries, Inc. for over 30 years, retiring in March 2018. Until his retirement, he was the president of Koch Ag & Energy Solutions (“KAES”). Under his leadership, KAES grew to be one of world’s largest fertilizer companies. Mr. Packebush also oversaw the expansion of KAES, which included the addition of three start-up businesses: Koch Energy Services became one of the largest natural gas marketing companies in North America; Koch Methanol supplied methanol to global customers in the plywood, carpet, fuels, and plastics markets; and Koch Agronomic Services became a global leader in enhanced-efficiency fertilizer production and marketing. Mr. Packebush currently serves on the LSB Industries, Inc. and Monolith Materials Inc. board of directors. He is a graduate of Kansas State University with a bachelor’s degree in agricultural economics.

PHX Minerals Inc. (NYSE: PHX) Oklahoma City-based, PHX Minerals Inc. is a natural gas and oil mineral company with a strategy to proactively grow its mineral position in its core areas of focus. PHX owns approximately 251,000 net mineral acres principally located in Oklahoma, Texas, Louisiana, North Dakota, and Arkansas. Additional information on PHX can be found at www.phxmin.com.

1601 NW Expressway, Suite 1100 ☒ Oklahoma City, OK 73118 ☒ Ph. (405) 948-1560 ☒ Fax (405) 948-1063